EXHIBIT 3.1

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED SHARES OF 1347 PROPERTY INSURANCE HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, 1347 Property Insurance Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation (as may be further amended or amended and restated from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to one million (1,000,000) shares of preferred stock, par value $25.00 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

WHEREAS, on January 16, 2014, the Board established and fixed the Series A Convertible Preferred Shares of the Corporation, which Series A Convertible Preferred Shares were converted into shares of Common Stock and warrants to acquire shares of Common Stock at the time of the Company’s initial public offering.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

Section 1.                Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Preferred Shares” (the “Series B Preferred Shares”) and the number of Shares constituting such series shall be 120,000. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Shares shall be as set forth herein.

Section 2.                Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share, February 24, 2015.

“Dividend Reference Date” means each anniversary of the Date of Issuance.

“Exempt Dividends and Repurchases” means (a) any dividend or distribution payable on the Common Stock in shares of Common Stock and (b) any repurchase of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services.

“Junior Securities” means, collectively, the Common Stock and any other class of securities of the Corporation that is specifically designated as junior to the Series B Preferred Shares.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Value” means, with respect to any Share on any given date, $25.00.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Payment Date” has the meaning set forth in Section 4.2.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series B Preferred Shares” has the meaning set forth in Section 1.

“Series B Preferred Shares Breach” has the meaning set forth in Section 8.1.

“Series B Redemption” means a redemption of the Shares by the Corporation pursuant to Section 7.1 or Section 7.2.

“Series B Redemption Date” means the date on which any Series B Redemption occurs.

“Series B Redemption Price” means $25 per Share plus all unpaid accrued dividends on all such Share (whether or not declared).

“Share” means a share of Series B Preferred Shares.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

Section 3.                Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series B Preferred Shares shall rank senior to all Junior Securities, and the Corporation shall not issue any other series of Preferred Stock that ranks equal or senior to the Series B Preferred Shares while any Share is outstanding.

Section 4.                Dividends.

4.1              Accrual and Payment of Dividends. From and after the Date of Issuance of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of eight percent (8%) per annum of the Liquidation Value. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series B Preferred Shares in accordance with the provisions of Section 5 or Section 7.

4.2              Compounding Dividends. To the extent that on any Dividend Reference Date commencing with the third anniversary of the Date of Issuance (such third anniversary and each successive anniversary of the Date of Issuance, a “Payment Date”), the Corporation does not pay the dividends on the Shares outstanding accrued during the twelve-month period ending upon such Dividend Reference Date (the “Current Pay Dividends”), such Current Pay Dividends shall accumulate and compound from and after the applicable Dividend Reference Date and shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of thirteen percent (13%) per annum and shall remain accruing and accumulated dividends until such Current Pay Dividends are paid in full.

4.3              Junior Securities. The Board shall have the discretion to declare and pay any dividends or make other distributions on, or repurchase or redeem, any Junior Securities while any accrued dividends on the Shares remain unpaid, provided that during the time that any Current Pay Dividends are unpaid and compounding pursuant to Section 4.2, no dividends or other distributions or repurchases or redemptions on any Junior Securities (other than Exempt Dividends and Repurchases) shall be declared or paid by the Board until such Current Pay

Dividends and all dividends accrued thereon pursuant to Section 4.2 are declared and paid in full.

Section 5.                Liquidation.

5.1              Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued dividends on all such Shares (whether or not declared), and will not be entitled to any further assets of the Corporation.

5.2              Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares the Liquidation Value, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Preferred Shares in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3              Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days following the date the Board approves such action, or no later than twenty (20) days following any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

Section 6.                Voting. The Shares shall not be entitled to vote with respect to any matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law, nor will the holders of the Series B Preferred Shares be given any notice of a meeting or vote by the Corporation, except as provided herein.

Section 7.                Redemption of Series B Preferred Shares.

7.1              Mandatory Redemption. Unless redeemed earlier by the Corporation with the written consent of the holders of a majority of the Shares or pursuant to Section 7.2, the Corporation shall redeem on February 24, 2020 the then outstanding Shares for a price per Share equal to the Series B Redemption Price.

7.2              Non-Mandatory Redemption. The Corporation shall have the option to redeem the then outstanding Shares for a price per Share equal to the Series B Redemption Price immediately prior to the consummation of any Change of Control that occurs prior to February 24, 2020.

7.3              Payment. In exchange for the surrender to the Corporation by the respective holders of Shares of their certificate or certificates representing such Shares, the aggregate Series B Redemption Price for all Shares held by each holder of Shares shall be payable in cash in immediately available funds to the respective holders of the Series B Preferred Shares on the Series B Redemption Date and the Corporation shall contribute all of its assets to the payment of the aggregate Series B Redemption Price on all Shares, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

7.4              Insufficient Funds; Remedies For Nonpayment. If on the Series B Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series B Redemption Price for the total number of Shares required to be redeemed pursuant to Section 7.1 or Section 7.2, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the aggregate Series B Redemption Price on all Shares, (ii) redeem out of all such assets legally available therefor on the Series B Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares elected to be redeemed by each such holder on the applicable Series B Redemption Date and (iii) following the applicable Series B Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series B Redemption Price.

7.5              Compounding Series B Redemption Price. To the extent any amount of the aggregate Series B Redemption Price on all Shares remains unpaid as of the Series B Redemption Date, such amount shall accumulate and compound on a daily basis at the rate of thirteen percent (13%) per annum until all such amounts due have been paid.

7.6              Rights Subsequent to Redemption. If on the Series B Redemption Date, the Series B Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Series B Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered shall cease and such Shares shall no longer be deemed issued and outstanding.

Section 8.                Breach of Obligations.

8.1              Series B Preferred Shares Breach. A breach by the Corporation of the rights, preferences, powers, restrictions and limitations of the Series B Preferred Shares set forth herein shall mean the occurrence of one or more of any of the events and conditions set forth in this Section 8.1 (each such event or condition, a “Series B Preferred Shares Breach”), whether such event or condition occurs voluntarily or involuntarily, by operation of law or pursuant to any judgment, order, decree, rule or regulation and regardless of the reason or cause of such event or condition.

(a)                Nonpayment of Redemption or Liquidation Payments. The failure of the Corporation to make any (i) redemption payment when due pursuant to Section 7 or (ii) liquidation payment when due pursuant to Section 5, in each case whether or not such payment is legally permissible or is otherwise prohibited.

(b)               Bankruptcy or Insolvency. The Corporation or any of its Subsidiaries (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) days or is not dismissed or vacated within ninety (90) days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.2              Consequences of Breach. In addition to any other rights which a holder of Shares is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of Series B Preferred Shares shall have the rights and remedies set forth in this Section 8.2 on the occurrence of a Series B Preferred Shares Breach.

(a)                Redemption Right. If a Series B Preferred Shares Breach has occurred (other than a Series B Preferred Shares Breach described in Section 8.1(b)) and is continuing for a period of thirty (30) days, any holder of Series B Preferred Shares shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding Series B Preferred Shares immediately redeemed by the Corporation for a price per Share equal to the Series B Redemption Price. Any such redemption shall occur not more than twenty (20) days following receipt by the Corporation of the request by the holder.

(b)               Automatic Redemption on Bankruptcy. Notwithstanding the earliest dates for redemption set forth in Section 7, if a Series B Preferred Shares Breach described in Section 8.1(b) has occurred, all of the then outstanding Series B Preferred Shares shall be subject to redemption immediately without any action required by the holders of Shares, for a price per Share equal to the Series B Redemption Price. Any such redemption shall occur immediately and shall otherwise be executed in accordance with the provisions of Section 7, applied mutatis mutandis.

Section 9.                Reissuance of Series B Preferred Shares. Any Series B Preferred Shares redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

Section 10.            Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

Section 11.            Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and holders of at least 50% of the Shares, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series B Preferred Shares; provided, that no such action shall change or waive (a) the definition of Liquidation Value or (b) this Section 11, without the prior written consent of each holder of outstanding Series B Preferred Shares; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Series B Preferred Shares may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is duly executed on behalf of the Corporation by an authorized officer as of this 24th day of February, 2015.

1347 PROPERTY INSURANCE

HOLDINGS, INC.

By: /s/ Douglas N. Raucy

Name: Douglas N. Raucy

Title: President and Chief Executive Officer